Exhibit 5.1

September 8, 2020	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669

+1 415 773 5700 orrick.com

Asana, Inc.

1550 Bryant Street, Suite 200

San Francisco, CA 94103

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Asana, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (File No. 333-248303) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 24, 2020, as subsequently amended or supplemented (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company of 30,030,516 shares (the “Registered Shares”) of the Company’s Class A common stock, par value $0.00001 per share, for resale from time to time, pursuant to Rule 415 promulgated under the Securities Act by the registered stockholders as defined and listed in the Registration Statement under “Principal and Registered Stockholders” (the “Registered Stockholders”). The Registered Shares may be sold by the Registered Stockholders, as set forth in the Registration Statement.

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the representations of officers and employees are correct as to questions of fact, and (d) the Registration Statement has been declared effective pursuant to the Securities Act.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Registered Shares to be sold by the Registered Stockholders have been duly authorized and are, or in the case of any Registered Shares subject to stock options, when issued in accordance with their terms, will be, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/S/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP